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                                                                Exhibit 11.1

Computation of Net Loss Per Share


                                  Avigen Inc.
                         (a development stage company)
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

                                           Year Ended June 30,                  Three Months Ended
                                --------------------------------------------------------------------
                                    1994           1995           1996        9/30/95      9/30/96
                                --------------------------------------------------------------------
Net Loss                        $(3,849,126)   $(3,264,991)   $(4,097,235)   $(823,760)   $(871,814)
                                ====================================================================
Weighted average common shares
Outstanding                       2,023,524      2,032,946      2,459,315    2,020,635    7,252,584

Shares related to Staff
Accounting Bulletin Topic 4D:
  Common Stock                      158,641        158,641        118,981      158,641
  Common Stock Options              663,135        663,135        497,351      663,135
  Preferred Stock                   502,493        502,493        376,870      502,493
  Common & Preferred
    Stock Warrants                  211,552        211,552        158,664      211,552
                                --------------------------------------------------------------------
Total shares outstanding for
primary and fully diluted net
loss per share                    3,559,345      3,568,767      3,611,181    3,556,456    7,252,584
                                ====================================================================
Net loss per share                   $(1.08)        $(0.91)        $(1.13)      $(0.23)      $(0.12)
                                ====================================================================

Calculation of shares
outstanding for computing
pro forma net loss per share:

Shares used in computing net
loss per share                                   3,568,767      3,611,181    3,556,456

Adjustment to reflect the
effect of the assumed
conversion of convertible
preferred stock from the
date of issuance                                 1,726,297      1,530,770    1,853,260
                                                ---------------------------------------
Total shares outstanding
for pro forma net loss
per share                                        5,295,064      5,141,951    5,409,716
                                                =======================================
Pro forma net loss per share                        $(0.62)        $(0.80)      $(0.15)
                                                =======================================

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